Exhibit 99.1

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent to being named as a person who will be appointed to the Board of Directors of Kairos Pharma, Ltd. (the “Company”), and to all other references to me, in the Company’s Registration Statement on Form S-1 filed with the U.S. Securities and Exchange Commission under the Securities Act, and any and all amendments (including post-effective amendments) to such Registration Statement and in any registration statement for the same securities offering filed pursuant to Rule 462(b) under the Securities Act and any and all amendments (including post-effective amendments) thereto (collectively, the “Registration Statement”). I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: May 2, 2023

/s/ Rosemary Mazanet
Rosemary Mazanet, M.D., Ph.D.